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                                                                    EXHIBIT 99.1



 APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES COMPLETION OF ACQUISITION
                OF OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP

DENVER, March 27, 2001/PRNewswire/ -- Apartment Investment and Management Company (NYSE: AIV or "Aimco") announced today that it has completed its previously announced acquisition of Oxford Tax Exempt Fund II Limited Partnership (AMEX: OTF or "OTEF") pursuant to a merger in which a subsidiary of Aimco acquired OTEF.

In the merger, each OTEF Beneficial Assignee Interest ("BAC") converted into the right to receive (i) 0.547 shares of Aimco Class P convertible cumulative preferred stock and (ii) 0.299 shares of Aimco Class A common stock based on a $48.51 per share price. The Class P preferred stock and the Class A common stock are both traded on the New York Stock Exchange.

In addition, as part of its agreement with Aimco, the Board of Directors of OTEF's managing general partner, Oxford Tax Exempt Fund II Corporation, declared a special distribution of $50 million, or $6.21 per BAC, on February 27, 2001. The special distribution was paid yesterday and will be received by holders of due bills representing the right to receive the special distribution. The due bills have been trading along with the BACs since March 12, 2001, the record date for the special distribution.

The Aimco Class P Preferred Stock has a $25 stated liquidation preference and a dividend rate of 9.0% per annum, payable quarterly, and is convertible into Class A common stock at a conversion price of $56.00 per share. The Class P Preferred is traded on the NYSE under the symbol "AIVPrP". For the Class P preferred stock, the Aimco Board of Directors has declared a dividend of $0.1250 per share for the period of March 26, 2001 to April 14, 2001. The dividend is payable on April 16, 2001 to shareholders of record on April 2, 2001.

OTEF holds tax-exempt bonds and taxable securities which are secured primarily by mortgages on 17 properties. In September 2000, Aimco acquired control of 16 of these 17 properties in connection with the previously announced transaction between Aimco and Oxford's principals. Aimco expects that the partnerships, which are the mortgagors of the debt held by OTEF, will refinance such debt following the closing.

Aimco is a real estate investment trust, with headquarters in Denver, Colorado and 25 regional operating centers, which holds a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries, operates 1,720 properties, including approximately 326,000 apartment units, and serves approximately one million residents. Aimco's properties are located in 48 states, the District of Columbia and Puerto Rico.

For more information about Aimco, contact Paul McAuliffe, Executive Vice President and Chief Financial Officer at (303) 691-4339 or Katie Murphree, Vice President - Investor Relations at (303) 691-4440, e-mail Aimco at investor@aimco.com or visit Aimco's web site at www.aimco.com.

SOURCE:  Apartment Investment and Management Company